EX-99.1

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2022 RESULTS

Q3 EPS grows to highest level of year with sequential growth versus Q2 and Q1

Customer count grows to record level, contributing to second highest quarterly sales in history

Raising annual operating margin guidance; re-affirming annual earnings guidance within tightened range

Evansville, Indiana, November 16, 2022 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the "Company"), a leading retailer of footwear and accessories for the family, today reported results for the third quarter ended October 29, 2022.

Given the volatility experienced during 2020 and 2021, the Company believes the most relevant comparison for the third quarter 2022 is to the third quarter 2019, prior to the onset of the COVID-19 pandemic and related government stimulus and supply chain disruption.

(In thousands, except per share data)	Thirteen Weeks Ended
	October 29,	November 2,	October 31,	October 30,
	2022	2019	2020	2021
Net sales	$341,661	$274,645	$274,579	$356,336
Gross profit	$130,849	$84,734	$87,761	$144,056
Gross profit margin	38.3%	30.9%	32.0%	40.4%
SG&A as a percentage of net sales	25.5%	24.3%	24.7%	22.9%
Operating income margin	12.8%	6.6%	7.3%	17.5%
Net income	$32,652	$13,726	$14,678	$46,836
Diluted net income per share ("EPS")	$1.18	$0.47	$0.51	$1.64

Third Quarter Highlights Compared to 2019

•
Net sales grew 24.4 percent with both store banners contributing to the growth.
•
Gross profit margin increased 740 basis points.
•
Operating income margin increased 620 basis points and at 12.8 percent was the seventh consecutive quarter in double-digits.
•
Third quarter EPS of $1.18 (up 151 percent) and year-to-date EPS of $3.17 (up 138 percent) is on track to deliver previously announced full year guidance within tightened range.

"The Shoe Carnival team grew our customer base to a record high 31.5 million loyal customers, up nearly 35 percent over the past three years, by leveraging our advanced customer relationship capabilities and providing our customers the freshest products from their favorite brands,” said Mark Worden, President and Chief Executive Officer.

“Despite the challenging inflationary environment our customers face, Q3 sales results were the second highest quarterly result in the Company’s history and year-to-date EPS more than doubled any full year of earnings in our 44 years of operation except for government stimulus influenced 2021,” concluded Mr. Worden.

Fiscal 2022 Earnings Outlook

EPS and operating margins accelerated sequentially during each quarter of fiscal 2022. The Company is on track to deliver the following annual guidance:

•
Annual EPS is expected to be in the tightened range of $3.95 to $4.10, compared to a pre-pandemic annual high of $1.46 in 2019.
•
Net sales are expected to be between $1.27 billion and $1.30 billion, up 23 percent to 25 percent compared to 2019.
•
Gross profit margin is expected to be approximately 37.0 percent, compared to 30.1 percent in 2019.
•
Operating income margin is expected to be in a range of 11.5 percent to 11.7 percent, compared to 5.2 percent in 2019.
•
Return on equity is expected to be between 24 percent and 25 percent for shareholders.

Merchandise Inventory

The Company ended third quarter 2022 with inventory of $392.3 million, an increase of $94.3 million compared to third quarter 2019. Approximately 40 percent of the increase is inventory for the Shoe Station stores acquired last year or opened this year and higher in-transit inventory. The remaining increase in inventory is supportive of the net sales increase year-to-date compared to 2019 and the expectation of increased sales for the remainder of the fiscal year.

Operating Results Compared to 2019

The Company's EPS and operating income margin for each quarter and for the year-to-date period in 2022 compared to 2019 are as follows:

	Q1	Q2	Q3	YTD
2022 EPS	$0.95	$1.04	$1.18	$3.17
2019 EPS	$0.46	$0.40	$0.47	$1.33
EPS % change	107%	160%	151%	138%

2022 Operating income margin	11.1%	12.4%	12.8%	12.1%
2019 Operating income margin	6.2%	5.8%	6.6%	6.2%
Operating income margin % change	79%	114%	94%	95%

Third quarter 2022 net sales of $341.7 million increased $67.0 million, or 24.4 percent, compared to the pre-pandemic third quarter 2019, with the Shoe Station bannered stores contributing $22.2 million. Comparable store sales increased 18.3 percent driven by increased non-athletic and athletic sales and less promotional intensity during the quarter. Net sales achieved in the quarter were the second highest of any quarter in the Company’s history, only surpassed by third quarter 2021.

Year-to-date net sales increased $174.8 million, or 21.9 percent, compared to 2019, with Shoe Station contributing $75.6 million of the increase. The Shoe Station banner is expected to deliver net sales in excess of $100 million in fiscal 2022.

Third quarter 2022 gross profit margin increased 740 basis points to 38.3 percent compared to third quarter 2019. A 760 basis point increase in merchandise margin was primarily due to increased customer relationship management capabilities, which have resulted in more targeted promotional pricing and higher average selling prices. Buying distribution and occupancy costs increased 20 basis points as a percent of net sales compared to third quarter 2019 due primarily to increased distribution and freight costs.

Operating income for third quarter 2022 was $43.6 million and was 12.8 percent of net sales, a 620 basis point increase compared to third quarter 2019.

Third quarter 2022 net income was $32.7 million, or $1.18 per diluted share, an increase of 151 percent compared to third quarter 2019.

Operating Results Compared to 2021

Net sales in third quarter 2021 grew 29.8 percent versus third quarter 2020, with significant government stimulus distributions enhancing discretionary incomes. Net sales decreased 4.1 percent in third quarter 2022 versus this stimulus-elevated third quarter 2021, maintaining growth of 24.4 percent versus pre-pandemic 2019.

Gross profit margin decreased 210 basis points compared to third quarter 2021, with merchandise margin decreasing 70 basis points and buying, distribution and occupancy costs increasing 140 basis points as a percentage of net sales.

In third quarter 2021, operating income, net income and EPS were $62.4 million, $46.8 million, and $1.64, respectively.

Store Updates

The Company expects to open three Shoe Station stores in the fourth quarter, ending the fiscal year with 25 Shoe Station stores, 373 Shoe Carnival stores and 398 total stores. The Company is on track to operate over 400 stores during the first half of 2023 and has a strategic growth roadmap in place to surpass 500 stores in the following three to five year horizon.

The Company is currently modernizing its Shoe Carnival stores with a comprehensive remodel program. To date, 41 percent of the fleet remodel has been completed and the Company remains on track to complete over 50 percent of stores during 2023.

Share Repurchase Program

In the third quarter of fiscal 2022, the Company repurchased 451,638 shares at a total cost of $10.0 million. The Company has repurchased approximately 1.1 million shares of common stock in the first nine months of fiscal 2022 at a total cost of $30.5 million. As of October 29, 2022, the Company had $19.5 million available for future repurchases under its share repurchase program.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the third quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of November 16, 2022, the Company operates 396 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations, including our stores, supply chain and distribution processes, economic conditions, and financial market volatility; our ability to operate the recently acquired Shoe Station assets, retain Shoe Station employees and achieve expected operating results, synergies, and other benefits from the Shoe Station acquisition within expected time frames, or at all; risks that the Shoe Station acquisition may disrupt our current plans and operations or negatively impact our relationship with our vendors and other suppliers; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and emerging direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “may,” “will,” “should,” “seeks,” “on track,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$341,661	$356,336	$971,456	$1,017,023
Cost of sales (including buying, distribution and occupancy costs)	210,812	212,280	614,614	607,057
Gross profit	130,849	144,056	356,842	409,966
Selling, general and administrative expenses	87,272	81,632	239,092	230,225
Operating income	43,577	62,424	117,750	179,741
Interest income	(395)	(8)	(565)	(14)
Interest expense	64	120	224	358
Income before income taxes	43,908	62,312	118,091	179,397
Income tax expense	11,256	15,476	29,633	45,107
Net income	$32,652	$46,836	$88,458	$134,290
Net income per share:
Basic	$1.19	$1.66	$3.20	$4.75
Diluted	$1.18	$1.64	$3.17	$4.69
Weighted average shares:
Basic	27,454	28,192	27,674	28,257
Diluted	27,700	28,547	27,940	28,607

Cash dividends declared per share	$0.090	$0.070	$0.270	$0.210

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	October 29,	January 29,	October 30,
	2022	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$37,168	$117,443	$173,364
Marketable securities	10,353	14,961	17,834
Accounts receivable	7,762	14,159	10,018
Merchandise inventories	392,286	285,205	282,014
Other	16,865	10,264	12,435
Total Current Assets	464,434	442,032	495,665
Property and equipment – net	136,534	88,533	71,963
Operating lease right-of-use assets	305,696	220,952	201,510
Intangible assets	32,600	32,600	0
Goodwill	11,465	11,384	0
Deferred income taxes	0	2,699	3,153
Other noncurrent assets	15,607	14,064	14,218
Total Assets	$966,336	$812,264	$786,509

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$88,329	$69,092	$65,589
Accrued and other liabilities	22,939	33,053	48,536
Current portion of operating lease liabilities	52,489	51,563	47,712
Total Current Liabilities	163,757	153,708	161,837
Long-term portion of operating lease liabilities	277,681	194,788	177,354
Deferred income taxes	8,592	0	0
Deferred compensation	10,395	10,901	11,941
Other	326	334	2,831
Total Liabilities	460,751	359,731	353,963
Total Shareholders’ Equity	505,585	452,533	432,546
Total Liabilities and Shareholders’ Equity	$966,336	$812,264	$786,509

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	October 29, 2022	October 30, 2021
Cash Flows From Operating Activities
Net income	$88,458	$134,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,623	13,687
Stock-based compensation	4,536	4,118
(Gain)/loss on retirement and impairment of assets, net	(595)	1,120
Deferred income taxes	11,291	2,482
Non-cash operating lease expense	35,496	31,797
Other	472	1,950
Changes in operating assets and liabilities:
Accounts receivable	6,700	(2,922)
Merchandise inventories	(108,087)	(48,748)
Operating leases	(36,863)	(34,018)
Accounts payable and accrued liabilities	10,483	19,872
Other	(9,567)	(3,150)
Net cash provided by operating activities	18,947	120,478

Cash Flows From Investing Activities
Purchases of property and equipment	(63,648)	(20,350)
Investments in marketable securities	(17)	(17,496)
Sales of marketable securities	3,040	0
Other	1,402	0
Net cash used in investing activities	(59,223)	(37,846)

Cash Flow From Financing Activities
Proceeds from issuance of stock	144	122
Dividends paid	(7,524)	(6,025)
Purchase of common stock for treasury	(30,515)	(7,147)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,104)	(2,750)
Net cash used in financing activities	(39,999)	(15,800)
Net (decrease) increase in cash and cash equivalents	(80,275)	66,832
Cash and cash equivalents at beginning of period	117,443	106,532
Cash and cash equivalents at end of period	$37,168	$173,364